Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this post-effective Amendment No. 1 to the Registration Statement (Form F-3 on Form S-3 No. 333-257879) and related Prospectus of Taboola.com Ltd., for the registration of 12,350,000 Ordinary Shares and 7,175,000 Warrants to purchase Ordinary Shares and to the incorporation by reference therein of our reports dated March 13, 2023, with respect to the consolidated financial statements of Taboola.com Ltd. and the effectiveness of internal control over financial reporting of Taboola.com Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

March 13, 2023	/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A Member of Ernst & Young Global